EXHIBIT 10.2
ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT, dated as of January 18, 2006 (this “Agreement”), is entered into by and between HOLLYWOOD MEDIA CORP., a Florida corporation (“HMC”), HOLLYWOOD FAN SITES, INC., a Delaware corporation and an indirect wholly-owned subsidiary of HMC (“Buyer”), EFANGUIDE, INC., a New York corporation (“Seller”), and the stockholders of Seller listed on the signature pages hereto (each, a “Stockholder,” and collectively, the “Stockholders”).
     WHEREAS, Seller is the registered owner or the website host of the Domain Names (as hereinafter defined);
     WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest in the Domain Names and certain other assets of Seller related to the Domain Names; and
     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:
     “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code, or any consolidated, combined, unitary or similar group defined under a similar provision of state, local or foreign law.
     “Authority” means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, or encumbrance.

     “Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.
     “Registrar” means Network Solutions, GoDaddy.com, Inc. or other applicable domain name registrar.
     “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments by any Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and all interest, penalties, fines, additions to tax or other amounts imposed by any Authority which relate in any way to the assessment of collection of any taxes or the filing of any Tax Return, and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any liability in respect of any tax as a result of being a member of any Affiliated Group, including any consolidated, combined, unitary or similar group.
     “Tax Return” means any return (including any consolidated, combined or unitary return in which Seller is, or was, included or includible), declaration, report, claim for refund, separate election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
ARTICLE II
ACQUISITION AND TRANSFER OF ASSETS
     Section 2.1. Assets to be Acquired. Upon the terms and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller (the “Acquisition”), free and clear of all Liens, all right, title and interest of Seller in, to and under all of the following assets, properties, rights, contracts, claims, operations and business of Seller (collectively, the “Assets”) (but excluding the Excluded Assets, as defined in Section 2.2 below), whether or not appearing on the books of Seller:
     (a) all of the Internet domain names owned by the Seller located at the URLs listed on Schedule A attached hereto (collectively, the “Owned Domain Names”);
     (b) all right, ownership and interest of the Seller in the Internet domain names hosted by the Seller located at the URLs listed on Schedule B attached hereto (collectively, the “Hosted Domain Names” and, together with the Owned Domain Names, the “Domain Names”);

     (c) all trademarks, logos, copyrights, patents, trade names, other intellectual property, and other rights, including any and all registrations and applications for registration of such rights for the Domain Names;
     (d) all of Sellers’ rights relating to the existing Domain Name registration(s) with the Registrar;
     (e) all contracts of Seller related to the Domain Names;
     (f) all right, ownership and interest of the Seller in the approximately 48,000 confirmed email addresses of registered forum members on the Domain Names; and
     (g) all goodwill relating to the foregoing Assets.
     Section 2.2. Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, the parties hereto expressly agree that Seller is not hereunder selling, assigning, transferring, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting, the following assets, rights and properties (collectively, the “Excluded Assets”):
     (a) any claim, right or interest in or to any refund for federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods on or prior to the Closing Date (as defined in Section 10.1 below) and any interest (or similar amount) thereon;
     (b) any of Seller’s corporate books and records of internal proceedings or tax records, and any books and records that Seller is required by law to retain (the “Corporate Records”); provided, that Buyer shall have access to the same to the extent permitted by Section 11.2 below;
     (c) any employment, consulting or similar agreements; and
     (d) any lease for personal or real property.
     Section 2.3. Assumed and Excluded Liabilities.
     (a) Except with respect to any of the liabilities set forth on Schedule C attached hereto, Buyer shall not assume or be bound by any obligations, liabilities (including without limitation, liabilities in respect of Taxes, “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other pension plans or employee benefit arrangements) or commitments of Seller or any of its affiliates of any kind, character or description, whether absolute, accrued, known, unknown, asserted, unasserted, due or to become due, contingent or otherwise (“Liabilities”), in connection with the Assets or otherwise.
     (b) Any ad valorem Taxes relating to a period straddling the Closing Date shall be prorated to the Closing Date, and the portion allocable to the period prior to the Closing Date shall be promptly paid or reimbursed by Seller, and the portion allocable to the period after the Closing Date shall be promptly paid or reimbursed by Buyer. All other Liabilities of Seller shall remain the sole responsibility of Seller.

ARTICLE III
CONSIDERATION
     Section 3.1. Amount and Form of Consideration. As consideration for the transfer of the Domain Names and the Related Assets (the “Consideration”), on the Closing Date Buyer shall cause HMC to issue to Seller that number of unregistered shares of common stock of HMC (the “Shares”) equal to the quotient of (a) Two Hundred Sixteen Thousand Five Hundred Dollars ($216,500) divided by (b) the Fair Market Value (as defined below) of the common stock of HMC. For the purposes hereof, “Fair Market Value” means the average closing sales price of the common stock of HMC on the ten trading days prior to the Closing Date on The Nasdaq Stock Market, Inc., or such other U.S. national securities exchange, as reported by The Nasdaq Stock Market, Inc. or, if not so reported by The Nasdaq Stock Market, Inc., the average of the high bid and low asked quotations for one share of such stock as reported by the National Quotations Bureau Incorporated or similar organization for the ten trading days prior to the closing date of the Agreement; provided, that if none of the calculation methods set forth above are applicable, then Fair Market Value shall be determined in good faith by the Board of Directors of HMC. The Shares shall be available for sale, through one or more market makers or other registered broker/dealer designated by HMC, in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, at any time following the one (1) year anniversary date of the Closing Date.
     Section 3.2. Allocation of Purchase Price. The Consideration and other relevant items shall be allocated among the Assets acquired hereunder by Buyer in accordance with the requirements of Section 1060 of the Code. Buyer shall provide Seller with a draft of such allocation within ninety (90) days after the Closing Date. Seller shall notify Buyer within thirty (30) days of receipt of such draft allocation of any objection Seller may have thereto. Seller and Buyer agree to resolve any disagreement with respect to such allocation in good faith consistent herewith. Seller and Buyer each agree to report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with such allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Seller and Buyer shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Consideration, pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to HMC and Buyer, as of the date hereof and through the Closing Date, as follows:
     Section 4.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     Section 4.2. Authorization of Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates are hereafter collectively referred to as the “Seller Documents”) and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the Seller Documents have been duly and validly authorized and approved by the Board of Directors and all of the Stockholders of Seller and by all other necessary corporate action on behalf of Seller. This Agreement has been, and on or prior to the Closing each of the Seller Documents will be, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 4.3. Consents and Approvals; No Violations. (a) No filing with, notification to or consent, authorization, waiver, approval, order, franchise, license, certificate or permit (collectively, “Permits”) of, any Authority is necessary for Seller’s execution, delivery or performance of this Agreement or any of the Seller Documents or the consummation by Seller of the transactions contemplated by this Agreement and the Seller Documents.
     (b) None of the execution and delivery by Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby or compliance by Seller with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Seller, (ii) violate any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (each, an “Order”) or statute, rule or regulation of any Authority by which Seller or any of its properties or assets is bound, (iii) conflict with, violate, result in the breach or termination of, or (with or without due notice or the lapse of time or both) constitute a default or give rise to any “takeback” right or right of termination or acceleration or right to increase the obligations under or otherwise modify any of the terms, conditions or provisions of any note, bond, mortgage, Permit, indenture, contract, agreement or other instrument or obligation to which Seller is a party, or by which Seller or any of its properties or assets is or may be bound, or (iv) result in the creation of any Lien upon any of the Assets.
     (c) There has been no claim, action or proceeding of any kind at any time (including, without limitation, any claim letter to Seller or any affiliate of Seller or any complaint or objection to the Registrar or any long distance carrier) asserting that any of the Domain Name or any of the Assets violate any law, regulation, or order of any government body or any rights of any third party, including without limitation any copyright, patent, trademark, or other intellectual property rights.
     Section 4.4. Title to Assets. Seller has good and marketable title to all of the Assets, free and clear of all Liens. Upon the sale, assignment, transfer and conveyance of the Assets to Buyer hereunder, there will be vested in Buyer good and marketable title to such Assets, free and clear of all Liens.
     Section 4.5. Domain Names.
     (a) The Domain Names were registered with the Registar as of the dates set forth on Schedule A attached hereto and, at all times since such dates, said registrations have been in effect and all registration fees have been duly paid.
     (b) Except as set forth on Schedule A attached hereto, at all times since the Domain Names were registered, Seller has been the sole owner of the Domain Name and no other party has had, or claimed to have, any right, claim, lien or other interest in or to the Domain Name.
     (c) Seller has been the sole owner of each of the Assets at all times since each such Asset was created or otherwise came into being and no other party has had, or claimed to have, any right, claim, lien or other interest in any of the Related Assets.
     Section 4.6. Brokers. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HMC AND BUYER
HMC and Buyer each represent and warrant to Seller, as of the date hereof and through the Closing Date, as follows:
     Section 5.1. Organization. HMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     Section 5.2. Authorization of Agreement. HMC and Buyer each have full corporate power and authority to execute and deliver this Agreement and to perform fully their respective obligations hereunder. The execution, delivery and performance by HMC and Buyer of this Agreement have been duly authorized by the respective Boards of Directors of HMC and Buyer and by all other necessary corporate action on the part of HMC and Buyer. This Agreement has been duly and validly executed and delivered by each of HMC and Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligation of each of HMC and Buyer, enforceable against each of HMC and Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 5.3. Consents and Approvals; No Violations.
     (a) Except for filings, notifications, authorizations, consents and approvals as may be required under federal and state securities or blue sky laws, no filing with, notification to or Permit of, any Authority is necessary for HMC’s or Buyer’s execution, delivery or performance of this Agreement or the consummation by HMC and Buyer of the transactions contemplated by this Agreement.
     (b) None of the execution and delivery by HMC or Buyer of this Agreement, the consummation of the transactions contemplated hereby or compliance by HMC and Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of HMC or Buyer, (ii) to the best of HMC’s and Buyer’s knowledge, violate any Order or statute, rule or regulation of any Authority by which HMC, Buyer or any of their respective properties or assets are bound, or (iii) conflict with, violate, result in the breach or termination of, or (with or without due notice or the lapse of time or both) constitute a default or give rise to any “takeback” right or right of termination or acceleration or right to increase the obligations under or modify any of the terms, conditions or provisions of any note, bond, mortgage, license, franchise, Permit, indenture, agreement or other instrument or obligation to which HMC or Buyer is a party, or by which HMC, Buyer or any of their respective properties or assets is or may be bound.
     Section 5.4. Brokers. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HMC or Buyer.
ARTICLE VI
COVENANTS OF SELLER AND THE STOCKHOLDERS
     Section 6.1. Public Announcements. Seller and the Stockholders agree that they shall not issue any press release or make any public statement, announcement or filing concerning this Agreement or any aspect of the transactions contemplated hereby, except as may be required by applicable law or with the prior consent of HMC and Buyer. Seller and the Stockholders agree that they shall not issue any such release or make any such statement, announcement or filing required by applicable law except after prior consultation with an prior written approval of Buyer, which approval shall not be unreasonably withheld.
     Section 6.2. Consents. Seller and the Stockholders shall use their diligent, good faith efforts to obtain, at the earliest practicable date, all consents and approvals required to consummate the transactions contemplated by this Agreement. Seller and the Stockholders agrees to execute and deliver such instruments and promptly take such other actions as may reasonably be required to consummate the transactions contemplated hereby in accordance with the terms hereof.
     Section 6.3. Taxable Transaction. Seller and the Stockholders agree to treat this transaction as a fully taxable transaction for Tax purposes and shall not take any actions inconsistent with such treatment.
     Section 6.4. Non-Competition and Non-Solicitation. During the Restricted Period, the Seller and the Stockholders agrees not to, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any Person, engage in any business activity in the Restricted Area which is directly or indirectly in competition with the products or services being developed, manufactured, marketed, sold or otherwise provided by the Business or business plans of Buyer or its affiliates or which is directly or indirectly detrimental to the Business; provided, however, that the record or beneficial ownership by Seller or any Stockholder of an aggregate of five percent (5%) or less of the outstanding publicly traded capital stock of any Person for investment purposes shall not be deemed to be in violation of this Section 6.4 so long as the neither Seller nor any Stockholder is an officer, director, employee or consultant of such Person. Seller and each Stockholder further agree that, during the Restricted Period, they shall not in any capacity, either separately, jointly or in association with others, directly or indirectly do any of the following: (a) employ or seek to employ any Person or agent who is then employed or retained by Buyer or its affiliates (or who was so employed or retained at any time within the two (2) years prior to the date Seller or any Stockholder employs or seeks to employ such Person); (b) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other Person which has a business relationship with Buyer or its affiliates, at any time during the Restricted Period, to discontinue or reduce or modify the extent of such relationship with Buyer or its affiliates; and (c) submit, solicit, encourage or discuss any proposal, plan or offer to acquire an interest in any of Buyer’s or its affiliates’ identified potential acquisition candidates. For purposes of this Section 6.4: (i) “Business” shall mean the hosting of celebrity fan web sites on the Internet; (ii) “Restricted Period” shall mean five (5) years after the date of this Agreement; and (iii) “Restricted Area” shall mean North America and the United Kingdom. This provision shall inure to the benefit of, be enforceable by and be binding upon the parties hereto and their respective successors and assigns.
     Section 6.5 Notice of Breaches of Representations and Warranties. Seller shall immediately notify HMC and Buyer in writing of any claim, action or proceeding involving the actual or alleged breach of any of the representations and warranties of Seller set forth in Article IV or elsewhere in this Agreement and provide whatever information, documents and other cooperation may be reasonably requested by HMC or Buyer; provided, that such notice shall not relieve Seller of any of its indemnification obligations set forth in this Agreement.

ARTICLE VII
COVENANTS OF HMC AND BUYER
     Section 7.1. Taxable Transaction. HMC and Buyer agree to treat this transaction as a fully taxable transaction for Tax purposes and shall not take any actions inconsistent with such treatment.
     Section 7.2. Further Actions. HMC and Buyer agree to execute and deliver such instruments and take such other actions as may reasonably be required to consummate the transactions contemplated hereby in accordance with the terms hereof.
ARTICLE VIII
CONDITIONS PRECEDENT TO HMC’S AND BUYER’S OBLIGATIONS
     Section 8.1. Conditions. The obligation of HMC and Buyer to consummate the Acquisition on the Closing Date is subject to the satisfaction of the following conditions (any or all of which may be waived by HMC and Buyer, in their sole discretion, in whole or in part, to the extent permitted by applicable law):
     (a) each of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date;
     (b) (i) no judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding (each, a “Legal Proceeding”) shall have been instituted or threatened or claim or demand made against Seller, any Stockholder, HMC or Buyer seeking to restrain or prohibit or to obtain damages with respect to the consummation of the transactions contemplated by this Agreement and (ii) there shall not be in effect any Order of an Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
     (c) Buyer or Seller shall have received all third-party consents and approvals and all necessary Authority approvals;
     (d) Buyer shall have received a certificate of the Secretary of Seller, dated the Closing Date, setting forth resolutions of the Board of Directors and of the Stockholders authorizing the execution and delivery of this Agreement and the Seller Documents hereunder and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;
     (e) Seller shall have executed and delivered to Buyer (i) all documents to be delivered at the Closing in accordance with the terms of this Agreement and (ii) such other documents and instruments as Buyer may reasonably request and which Seller can obtain with reasonable commercial efforts in order to consummate the transactions contemplated by this Agreement; and

     (f) Mr. Rajiv Doshi shall have executed and delivered to Buyer that certain Employment Agreement by and between HMC and Mr. Doshi, a copy of which is attached hereto as Exhibit I (the “Employment Agreement”).
ARTICLE IX
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS
     Section 9.1 Conditions. The obligation of Seller to consummate the Acquisition on the Closing Date is subject to the satisfaction of the following conditions (any or all of which may be waived by Seller, at the sole option of Seller, in whole or in part to the extent permitted by applicable law):
     (a) each of the representations and warranties of HMC and Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date; and
     (b) HMC and Buyer shall have executed and delivered to Seller (i) all documents to be delivered at the Closing in accordance with the terms of this Agreement, including but not limited to the Employment Agreement, and (ii) such other documents and instruments as Seller may reasonably request and which HMC and Buyer can obtain with reasonable commercial efforts in order to consummate the transactions contemplated by this Agreement.
ARTICLE X
THE CLOSING
     Section 10.1 Closing Date. Except as hereinafter provided, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, or such other place as mutually agreed upon in writing by the parties, at 10:00 a.m. on January 18, 2006 or such other time and place as Seller, HMC and Buyer may mutually agree in writing. The date on which the Closing of the Acquisition occurs is referred to herein as the “Closing Date.”
     Section 10.2 Proceedings at the Closing. All proceedings to be taken and all documents to be executed and delivered by Seller and the Stockholders in connection with the Closing shall be reasonably satisfactory in form and substance to Buyer and its counsel. All proceedings to be taken and all documents to be executed and delivered by HMC and Buyer in connection with the Closing shall be reasonably satisfactory in form and substance to Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered by both parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken and delivered.
     Section 10.3 Deliveries by Seller to HMC and Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to HMC and Buyer the following:
     (a) a bill of sale and assignment agreement in the form attached as Exhibit II hereto (the “Bill of Sale and Assignment Agreement”) duly executed by Seller;

     (b) for each Domain Name to be assigned to Buyer as part of the Assets, a registrant name change agreement duly executed by Seller, or such other procedure or agreements as required by the Registrar to effectuate the assignment referenced above;
     (c) all other assignments and other instruments or documents as shall be reasonably necessary in the judgment of Buyer to evidence the sale, assignment, transfer and conveyance by Seller to Buyer of the Assets in accordance with the terms hereof, free and clear of all Liens;
     (d) the Employment Agreement duly executed by Mr. Rajiv Doshi;
     (e) copies of all approvals and consents referred to in Section 8.1(c) above; and
     (f) the certified resolutions of the Board of Directors and shareholders of Seller referred to in Section 8.1(d) above.
     Section 10.4 Deliveries by Buyer to Seller. At the Closing, HMC and Buyer shall deliver to Seller the following:
     (a) the Consideration in accordance with Section 3.1 above; and
     (b) the Employment Agreement duly executed by HMC.
ARTICLE XI
ADDITIONAL POST-CLOSING COVENANTS
     Section 11.1 Domain Name Transfers and Usage.
     (a) Upon receipt of the registrant name change agreements from Seller in accordance with Section 10.3(b) above, Buyer shall countersign each registrant name change agreement and forward them to the Registrar. If the Registrar does not effect the transfers of the Domain Names to Buyer upon the initial filings of the registrant name change agreements, then Seller shall use its best efforts to resolve as quickly as possible with Buyer and the Registrar any problems affecting such transfers, including, without limitation, promptly executing and filing such additional or revised documents as may be requested by the Registrar or as may otherwise be necessary or appropriate to effect such transfers (including, without limitation, any such documents required by any change in the procedures of the Registrar or the long distance carriers). Immediately upon Buyer’s receipt of email or written confirmation from the Registrar that it has transferred the Domain Names to Buyer, Buyer shall so notify Seller in writing.
     (b) Seller and each of the Stockholders covenant that, at all times on or after the Closing Date, Seller and the Stockholders will not make any further use of any kind of the Assets, including the Domain Names, except as may be required under the terms of the Employment Agreement.
     Section 11.2 Further Assurances by Seller. From time to time after the Closing Date, Seller will, at the request of HMC or Buyer, execute and deliver such other and further instruments of sale, assignment, transfer and conveyance and take such other and further actions as Buyer may reasonably request in order to make all the benefits of the rights of Seller included in the Assets available to Buyer, to vest in Buyer and put Buyer in possession of the Assets and to transfer to Buyer any contracts and rights of Seller relating to the Assets and to assure to Buyer the benefits thereof and effectuate fully the purposes of this Agreement.
     Section 11.3 Preservation of Corporate Records. Seller shall preserve and keep the Corporate Records for a period of seven years from the Closing Date and shall make such Corporate Records and personnel, if any, of Seller available to Buyer as Buyer may reasonably require (a) in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Buyer or (b) in order to enable Buyer to comply with its obligations under the Code, any other applicable statute with respect to taxation, this Agreement and each other agreement, document or instrument contemplated hereby. If Seller wishes to destroy such Corporate Records after such seven year period, then Seller shall first give ninety (90) days prior written notice to Buyer and Buyer shall have the right at its option and expense, upon prior written notice given to Seller within that ninety (90) day period, to take possession of the Corporate Records within one hundred eighty (180) days after the date of such notice.
     Section 11.4 Confidentiality. From and after the Closing Date, none of Seller, any of its employees or the Stockholders shall divulge, furnish or make available to any person any knowledge or information with respect to the Assets or Buyer (other than in the regular course and in furtherance of the Buyer’s business) which is, or which Seller is advised or has reason to believe is, confidential (including, but not limited to, information relating to any marketing, financial or personnel matters in connection with the Assets).
ARTICLE XII
INDEMNIFICATION
     Section 12.1 Indemnification.
     (a) Seller and the Stockholders agree to jointly and severally indemnify and hold HMC, Buyer and their respective subsidiaries, advisors, agents, employees, directors, officers and stockholders harmless from and against any and all losses, liabilities, obligations, judgments, damages, deficiencies, costs, penalties and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) based upon, attributable to or resulting from:
     (i) (A) any misrepresentation or breach of warranty on the part of Seller or any Stockholder under this Agreement or any of the Seller Documents or (B) any breach of covenant or other agreement on the part of Seller or any Stockholder under this Agreement, or any of the Seller Documents;
     (ii) any Liabilities of Seller not expressly assumed by Buyer under the terms of this Agreement, including, without limitation:

     (A) any liabilities and obligations arising out of or based upon the conduct of the business of Seller prior to the Closing Date;
     (B) any claims for any injury to person or property attributable to any services rendered by Seller prior to the Closing Date, regardless of whether such claims are asserted prior to or after the Closing;
     (C) any claims by any employee or former employee of Seller arising out of the employment or termination of employment of the employee or former employee on or prior to the Closing Date or as a result of the transactions contemplated by this Agreement; and
     (D) any third party claims with respect to occurrences or events that occurred on or prior to the Closing Date and relate to Seller, its employees or the Assets;
     (iii) any liabilities and obligations, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or the Stockholders, for any brokerage fees, finder’s fees, commissions or like payments in respect of the transactions contemplated by this Agreement;
     (iv) any costs incurred by Buyer in connection with any claims or disputes arising from the requirements of any applicable bulk sales laws; and
     (v) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ fees, incident to the foregoing.
     (b) HMC and Buyer agree to jointly and severally indemnify and hold Seller and the Stockholders harmless from and against any and all Losses attributable to or resulting from:
     (i) (A) any misrepresentation or breach of warranty on the part of HMC or Buyer under this Agreement or (B) any breach of covenant or other agreement on the part of HMC or Buyer under this Agreement;
     (ii) to the extent Buyer is not indemnified with respect thereto under Section 12.1(a), any claims that arise from Buyer’s ownership or operation of the Assets subsequent to the Closing Date;
     (iii) any liabilities and obligations, based in any way on agreements, arrangements or understandings made by or on behalf of HMC or Buyer, for any brokerage fees, finder’s fees, commissions or like payments in respect of the transactions contemplated by this Agreement; and
     (iv) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ fees, incident to the foregoing.
     Section 12.2 Procedures for Indemnification. Whenever a claim shall arise for indemnification under Section 12.1 above, with the exception of claims for litigation expenses in respect of a litigation as to which a notice of claim, as provided below in this Section 12.2, has previously been given, which expenses shall be funded on an ongoing basis, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten (10) business days prior to the time any response to the asserted claim is required, if possible, and in any event within five (5) business days following receipt of notice thereof. Notwithstanding anything in the preceding sentence to the contrary, the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability for indemnification it may have if and to the extent that the Indemnifying Party shall not have been prejudiced by such omission. In the event of any such claim for indemnification resulting from or in connection with a claim or Legal Proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof; provided, however, that the Indemnifying Party shall first have agreed in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of Losses attributable to such claim or Legal Proceeding; and, provided further, that Seller shall not be entitled to assume the defense of any claim or Legal Proceeding against Buyer for Taxes with respect to a period ending after the Closing Date. If an Indemnifying Party assumes the defense of any such claim or Legal Proceeding, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the defense thereof; provided, however, that no settlement shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (and if the Indemnified Party shall withhold its consent to any monetary settlement proposed by the Indemnifying Party and which the other party to the action has indicated it is prepared to accept, the Indemnified Party shall in no event be deemed for purposes of this Agreement, to have suffered Losses in connection with such claim or proceeding in excess of the proposed amount of such settlement); provided, further, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. So long as the Indemnifying Party is in good faith defending such claim or Legal Proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of any such claim or Legal Proceeding in accordance with the terms hereof, the Indemnified Party may defend (and, in the case of any claim or Legal Proceeding against Buyer for Taxes with respect to a period ending after the Closing Date, shall defend) against such claim or Legal Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld) on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Section 12.2; provided, however, that if the Indemnified Party does not obtain the prior written consent of the Indemnifying Party to any such settlement, and such written consent is not unreasonably withheld by the Indemnifying Party, the Indemnified Party shall not be entitled to indemnification hereunder from such Indemnifying Party with respect to the claim settled. Notwithstanding anything in this Section 12.2 to the contrary, if, in any claim or Legal

Proceeding with respect to which the Indemnified Party has given the notice required under this Section 12.2, (i) the Indemnifying Party shall not have promptly employed counsel reasonably satisfactory to the Indemnified Party or (ii) such Indemnified Party shall have reasonably concluded, based upon the opinion of its outside legal counsel, that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then in either event (x) the Indemnified Party may participate in any such proceeding with the counsel of its choice, the expense for which shall be borne by the Indemnifying Party (but in no event shall the Indemnifying Party be required to pay the fees and expenses of more than one counsel employed by the Indemnified Party with respect to such claim or proceeding) and (y) the Indemnifying Party shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. All payments by the Indemnifying Party pursuant to this Article XII shall be in cash and in immediately available funds.
     Section 12.3 Determination of Damages and Related Matters. (a) For purposes of indemnification under Sections 12.1(a)(i)(A) and 12.1(b)(i)(A), any breach of any representation or warranty shall be deemed to constitute a breach of such representation or warranty notwithstanding any limitation or qualification as to materiality set forth in such representation or warranty on the scope, accuracy or completeness thereto, it being the intention of the parties hereto that, each Indemnified Party shall be indemnified and held harmless from and against any and all Losses arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect.
     (b) To the extent any payment under this Article XII cannot properly be treated as an adjustment to the Consideration for Tax purposes, then any such amount shall be increased to take account of any net Tax cost incurred by the Indemnified Party by reason of the receipt of any indemnity payment (grossed-up for such increase). Any payment to an Indemnified Party pursuant to this Article XII shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Party in respect of the taxable year in which such Loss is incurred or paid and, with respect to a Tax benefit arising in a year subsequent to the year in which the Loss is paid or incurred, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (including, as relevant, any member of its Affiliated Group) when such Tax benefit is actually realized. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss, liability, claim, damage or expense.
ARTICLE XIII
MISCELLANEOUS
     Section 13.1 Survival of Representations and Warranties. HMC, Buyer, Seller and the Stockholders hereby agree that the representations and warranties contained in this Agreement, as supplemented or modified by any amendments to the Schedules hereto made on or prior to the Closing Date, shall survive the execution and delivery of this Agreement and shall further survive the Closing hereunder for a period of three years from the Closing Date, regardless of any investigation made by the parties hereto.

     Section 13.2 Entire Agreement. This Agreement (together with its Schedules and Exhibits) contains, and is intended as, a complete statement of, all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any previous agreements and understandings among the parties hereto with respect to those matters.
     Section 13.3 Applicable Law; Arbitration. (a) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to conflict of law rules thereof.
     (b) All disputes between the parties hereto concerning this Agreement or which would otherwise require or allow resort to any court or other governmental dispute resolution forum shall be settled by binding arbitration held in New York City, New York in accordance with the rules of the American Arbitration Association (the “Rules”) and by one (1) arbitrator appointed in accordance with the Rules. THE PARTIES HEREBY ACKNOWLEDGE, UNDERSTAND AND AGREE THAT, IN AGREEING TO SUBMIT SUCH DISPUTES AND/OR CLAIMS TO ARBITRATION, EACH PARTY GIVES UP THE RIGHT TO HAVE THE DISPUTE(S) OR CLAIMS(S) HEARD IN A COURT OF LAW BY A JUDGE OR JURY. However, nothing herein shall in any way limit either party’s statutory rights and/or remedies, all of which are reserved and may be alleged in the arbitration process. Moreover, nothing herein shall restrict any resort to any statutory agency charged with enforcing any of either party’s statutory rights and/or remedies; provided, however, that the review of any such agency’s actions shall be had before the arbitrators as discussed above and not before a judge or jury. By signing this Agreement, each of the parties understands that each party may not have a jury decide any dispute or claim, but that any such dispute or claim shall be decided only by the arbitrators. The arbitrator shall issue a written decision, including the arbitrator’s written findings and conclusions upon which any award is based. Each party shall bear its own costs and expense of such arbitration. Any such award shall be final and binding on the parties thereto, and may be entered in any court having competent jurisdiction.
     Section 13.4 Construction. The table of contents, captions and headings in this Agreement are for reference purposes only and shall be given no effect in the construction and interpretation of this Agreement. No provision of this Agreement shall be construed against either party because such party drafted or caused to be drafted such provision. Each provision of this Agreement shall be construed as if such provision were proposed by both Buyer and Seller.
     Section 13.5 Expenses. Each of HMC, Buyer, Seller and the Stockholders shall bear their own expenses (including, without limitation, all fees and expenses of financial institutions, accountants, legal counsel, brokers, investment bankers and other advisors), incurred in connection with the negotiation, preparation, execution, review, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement or related hereto, and the consummation of the transactions contemplated hereby and thereby.
     Section 13.6 Notices. Any notice, request, instruction or other communication to be given under this Agreement or otherwise in connection with the Acquisition shall be in writing and shall be delivered by hand or prepaid telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to a party at the following address (or at such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Seller or
the Stockholders at:	eFanGuide, Inc.
560 S. Broadway, Suite #202
Hicksville, NY 11801
Facsimile: (516) 937-7506

with a copy to:	Mark E. Gelfand, Esq.
560 South Broadway
Hicksville, NY 11801
Facsimile: (516) 933-3128

and if to HMC
or the Buyer, at:	c/o Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, FL 33431
Attention: Mitchell Rubenstein
Chief Executive Officer
Facsimile: (561) 998-2974

with a copy to:	Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, FL 33431
Attention: Legal Department
Facsimile: (561) 998-2974
     Section 13.7 Severability. If any provision of this Agreement, or the application of such provision to HMC, Buyer, Seller, any Stockholder or any Person or circumstance, shall be held invalid, then the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby.
     Section 13.8 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without such required consent shall be void; provided, however, that HMC or Buyer may assign this Agreement without such consent (a) to any of its affiliates or (b) in connection with any merger, consolidation, any sale of all or substantially all of Buyer’s assets or any transaction in which more than fifty percent (50%) of Buyer’s voting securities are transferred.
     Section 13.9 Amendments. This Agreement may be amended, supplemented or modified only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.
     Section 13.10 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instruments signed by the party charged with such waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any other act than that specifically waived. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     Section 13.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that this Agreement may be considered signed when the signature of a party is delivered by facsimile transmission, and such facsimile signature(s) shall be treated in all respects as having the same effect as an original signature.
[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date and year first above written.

HOLLYWOOD MEDIA CORP.

/s/ Mitchell Rubenstein

Name: Mitchell Rubenstein
Title: Chairman and Chief Executive Officer

HOLLYWOOD FAN SITES, INC.

/s/ Mitchell Rubenstein

Name: Mitchell Rubenstein
Title: Chairman and Chief Executive Officer

EFANGUIDE, INC.

By:	/s/ Rajiv Doshi

Name: Rajiv Dosji
Title: President

THE STOCKHOLDERS:

/s/ Dinesh Doshi

Dinesh Doshi

/s/ Veena Doshi

Veena Doshi

/s/ Rajiv Doshi

Rajiv Doshi

Schedule A
Domain Names Owned

Domain Name	Registration Date	Prior Ownership Interests
1039sweetchildren.net	9/29/05
98-degrees.org	11/30/99
aaliyah-fans.com	10/10/04
aboutnicole.com	2/9/04
adam-brody.com	8/18/03
all-hilary.com	9/12/04
alyson-hannigan.org	9/8/00
amber-benson.com	8/26/02
angela-randle.com	7/11/05
anne-hathaway.ws	6/23/04
ashantidaily.com	5/30/02
ashleyballard.net	9/7/00
avril-lavigne.ws	8/5/02
ben-affleck.net	7/8/00
bigbrotherlink.com	5/6/02
billie-piper.com	8/27/99
britneychat.net	9/8/04
britneygallery.org	3/17/04
britneyspears.org	3/26/99
britneyspearsforum.com	3/14/01
britneyspearsmedia.com	8/30/03
bsbfan.net	1/7/00
bsbguide.com	3/23/04
bsonetwork.com	10/27/04
cabrera-online.com	1/16/05
carrie-online.org	6/20/05
cassie-steele.net	9/12/05
ciarafans.net	8/19/05
christinaaguilera.to	9/13/99
colinhanks.net	8/12/00
colinland.net	5/22/03
dancersunlimited.org	9/26/03
david-duchovny.com	7/30/01
derek-jeter.org	3/29/01
dream-online.org	5/10/01
edushku.com	1/9/01
efanforum.com	8/19/04
efanguide.biz	7/25/03
efanguide.com	8/31/99
efanguide.info	7/25/03

Domain Name	Registration Date	Prior Ownership Interests
efanguide.net	4/1/00
efanguide.org	4/2/00
efanguide.tv	5/11/04
efanguide.us	10/8/02
efanguide.ws	7/24/02
efanstore.com	3/23/00
efgchat.com	3/25/00
efgforum.com	5/15/00
efghost.com	5/29/02
efgmail.com	3/23/00
efgsearch.com	5/31/01
elijahfan.com	2/3/02
emmy-rossum.net	6/23/04
ethan-embry.com	10/8/02
ewan-mcgregor.net	2/1/02
ewanunlimited.net	8/5/04
fantasia-world.com	8/10/04
georgie-henley.com	10/17/05
gilmorememories.com	11/9/05
hansonmusic.com	11/12/02
hottigotti.org	10/28/04
idolonline.org	7/28/02
jamie-online.net	1/17/05	Rajiv Doshi
jennifergarnerfan.org	1/28/03
jessica-simpson.org	10/6/99
jessicaalba.net	8/28/99
jlovehewitt.com	5/3/00
johnny-depp.net	12/31/99
josh-hartnett.org	2/28/01
katherine-heigl.com	4/6/00
kclarkson.org	9/5/02
keira-knightley.org	7/21/03
kyliefans.net	1/20/05	Rajiv Doshi
lauren-graham.net	10/3/01
leonor-varela.org	4/14/05
lindsay-lohan.ws	8/15/04
lizzy-caplan.com	4/3/05
lucy-walsh.com	3/30/05
mandymoore.org	6/25/99
mandywillaford.com	3/8/00
marc-blucas.com	2/27/00
mariah-c.net	10/17/05
mercedesmcnabfan.com	4/29/04
meredith-monroe.com	10/27/00
michelle-trachtenberg.com	1/10/01

Domain Name	Registration Date	Prior Ownership Interests
michellewilliamsfan.com	1/11/01
mjhonline.com	5/28/02
monica-keena.com	8/20/00
myaharrison.net	4/15/04
natalie-portman.org	12/1/99
nick-wechsler.com	7/13/00
nickflorez.org	8/9/01
nikki-reed.org	9/12/04
nsyncfan.org	11/30/99
officialsallymartin.com	10/27/04
only-urban.com	8/29/05	Rajiv Doshi
orlandobloomfans.com	1/29/02
pinkfans.com	12/31/99
potc-web.com	10/2/04
prettyrickyonline.net	11/9/05
rachelhurdwood.net	6/10/05
rihanna-place.org	11/4/05
sarahmichellegellarfan.com	1/7/00
scarlettjohanssonfan.com	8/10/04
seth-green.com	10/27/04
sethgreen.ws	10/27/04
sethgreenonline.com	4/12/00
shane-west.org	6/12/02
skeetulrichfan.com	9/13/05
taniaante.com	7/7/00
the-oc.org	8/8/03
thedegrassifiles.com	11/14/04
theocimages.com	10/4/04
tom-welling.org	11/1/02
troy-online.org	10/28/04
urbanz.org	9/23/05
utrl.net	10/14/02
vbeckham.net	4/18/04
westlife-news.com	1/9/01
worldofjustin.com	9/23/05

Schedule B
Domain Names Hosted

Domain Name	Registration Date	Ownership Interests
absolutetrl.net	2/26/01	Joe Snyder
ashleesimpson.net	1/17/03	Domains by Proxy, Inc.
eric-west.com	1/29/04	West Music
idina-menzel.com	6/28/04	Erin Taylor
jaystever.com	8/29/02	Janis Penka

Schedule C
Assumed Liabilities
     Buyer hereby agrees to assume and be bound by the obligations and liabilities of the Seller arising after the Closing Date in connection with the following agreements:
     (1) The agreement between the Seller and Groupee, Inc. related to the community/forum services provided by Groupee, Inc. to the Seller with respect to the Domain Names, with service fees of $800 per month, the terms of which can be found at the URL http://admin.groupee.com/customer/hosting_tos.html;
     (2) The hosting agreements between the Seller and ThePlanet.com Internet Services, Inc., with aggregate service fees of $1,390 per month, the terms of which can be found at the URL http://www.insomnia365.com/legal/terms.html;
     (3) The hosting agreements between the Seller and HostRocket.com, Inc., with aggregate service fees of $15 per month, the terms of which can be found at the URL http://admin.hrwebservices.net/signupform.php; and
     (4) The hosting agreements between the Seller and EV1Servers.net, with aggregate service fees of $10 per month, the terms of which can be found at the URLs http://www.ev1servers.net/about/aup.asp and http://www.ev1servers.net/about/tos.asp;
provided, that Seller (a) will retain and remain liable for any and all obligations and liabilities arising on or before the Closing Date with respect to the above referenced agreements and (b) shall be solely responsible for obtaining any consents required to permit the assignment of the above referenced agreements to Buyer.

Exhibit I
Employment Agreement
See attached.

Exhibit II
Form of Bill of Sale and Assignment Agreement
     BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), dated as of January 18, 2006, by and between HOLLYWOOD FAN SITES, INC., a Delaware corporation (“Buyer”), and EFANGUIDE, INC., a New York corporation (“Seller”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).
     WHEREAS, Hollywood Media Corp., Buyer, Seller and the stockholders of Seller have entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of January 18, 2006, pursuant to which Seller has agreed to sell, assign and transfer to Buyer, and Buyer has agreed to purchase and acquire from Seller, the Assets (but excluding the Excluded Assets), free and clear of all Liens;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1. Seller does hereby sell, assign, transfer, convey and deliver to Buyer all of the right, title and interest of Seller in, to and under the Assets, including.
     2. Buyer hereby assumes all obligations and liabilities arising after the Closing Date under each of the assigned contracts listed on Schedule C attached to the Asset Purchase Agreement in respect of the period following such Closing Date. Buyer does not assume and shall not be bound by any other Liabilities of Seller, all of which shall remain the sole responsibility of Seller.
     3. This Agreement is in accordance with, and is subject to all of the representations, warranties, covenants and exclusions set forth in, the Asset Purchase Agreement.
     4. Seller will, at the request of Buyer, execute and deliver such other and further instruments of sale, assignment, transfer and conveyance and take such other and further actions as Buyer may reasonably request, with respect to the Assets, in order to make all the benefits and rights of Seller in the Assets available to Buyer, to vest in Buyer and put Buyer in possession of the Assets and to transfer to Buyer any contracts and rights of Seller relating to the Assets and to assure to Buyer the benefits thereof and effectuate fully the purposes of this Agreement.
     5. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns under the Asset Purchase Agreement. Except as expressly permitted under the Asset Purchase Agreement, no assignment of this Agreement or of any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without such required consent shall be void.

     6. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than Buyer and Seller and their respective successors and permitted assigns, any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all the terms, covenants and conditions, promises and agreements in this instrument contained shall be for the sole and exclusive benefit of Buyer and Seller and their respective successors and permitted assigns.
     7. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.
     8. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made, executed, delivered and performed wholly in such state, but without regard to conflicts of law principles of such state. No provision of this Agreement shall be construed against either party because such party drafted or caused to be drafted such provision. Each provision of this Agreement shall be construed as if such provision were proposed by both Buyer and Seller.
To have and to hold the Assets unto Buyer, its successors and assigns forever.
IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.

HOLLYWOOD FAN SITES, INC.

By:

Name:
Title:

EFANGUIDE, INC.

By:

Name:
Title: